Exhibit 99.1

Cell Therapeutics Withdraws New Drug Application for Pixuvri™ and Plans to Resubmit in 2012

Seattle, WA, January 30, 2012 — Cell Therapeutics, Inc. (“CTI”) (Nasdaq and MTA: CTIC) announced today that it has voluntarily withdrawn its New Drug Application (“NDA”) for Pixuvri (pixantrone) for the treatment of relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”) in patients who failed two or more lines of prior therapy. The NDA was withdrawn because, after communications with the U.S. Food and Drug Administration (“FDA”), CTI needed additional time to prepare for the review of the Pixuvri NDA by the FDA’s Oncologic Drugs Advisory Committee (“ODAC”) at its February 9, 2012 meeting. Prior to withdrawing the NDA, CTI requested that the FDA consider rescheduling the review of the Pixuvri NDA to the ODAC meeting to be held in late March. The FDA was unable to accommodate CTI’s request to reschedule, and given the April 24, 2012 Prescription Drug User Fee Act (“PDUFA”) date, the only way to have Pixuvri possibly considered at a later ODAC meeting was for CTI to withdraw and later resubmit the NDA. CTI plans to resubmit the NDA in 2012.

About Pixuvri (pixantrone)

Pixuvri is a novel aza-anthracenedione that has distinct structural and physio-chemical properties that make its anti-tumor activity unique in this class of agents. Similar to anthracyclines, Pixuvri inhibits Topo-isomerase II but unlike anthracyclines — rather than intercalation with DNA – Pixuvri alkylates DNA — forming stable DNA adducts with particular specificity for CpG-rich, hyper-methylated sites. These structural differences resulted in significantly enhanced anti-lymphoma activity compared to doxorubicin in preclinical models. In addition, the structural motifs on anthracycline-like agents that are responsible for the generation of oxygen free radicals and the formation of toxic drug-metal complexes have also been modified in Pixuvri in an effort to prevent the binding of iron and perpetuation of superoxide production — both of which are the putative mechanism for anthracycline induced acute cardiotoxicity. These novel pharmacologic differences may allow re-introduction of anthracycline-like potency in the treatment of relapsed/refractory diffuse large cell lymphoma without unacceptable rates of cardiotoxicity.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular, including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory, aggressive NHL as determined by the FDA, that CTI cannot guarantee the NDA will be resubmitted in 2012, that the FDA may not accept the NDA if resubmitted, that the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future ODAC meeting, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling Pixuvri, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact: Dan Eramian T: 206.272.4343 C: 206.854.1200 F: 206.272.4434 E: deramian@ctiseattle.com www.celltherapeutics.com/press_room	Investors Contact: Ed Bell T: 206.272.4345 Lindsey Jesch Logan T: 206.272.4347 F: 206.272.4434 E: invest@ctiseattle.com www.celltherapeutics.com/investors